UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)
                                   XFONE, INC.
                        [OBJECT OMITTED](Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   98414Y109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          GAGNON SECURITIES LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE LIMITED LIABILITY COMPANY

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 701,322
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                             701,322
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        701,322
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     3.7 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------






--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.                                                                                     1,372,946
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.                                                                                     1,143,302
     OWNED BY             SHARED VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                            1,372,946
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           1,211,883
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,584,829
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    13.7 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------







ITEM 1.
        (a) Name of Issuer: Xfone, Inc.


                                                             2506 Lakeland Drive, Suite 100
        (b) Address of Issuer's Principal Executive Offices: Flowood, MS 39232

Item 2.

                              This Schedule 13G/A is being filed by Gagnon
                              Securities LLC and Neil Gagnon (together, the
                              "Reporting Persons"). Gagnon Securities LLC is an
                              investment adviser registered under Section 203 of
                              the Investment Advisers Act of 1940 and furnishes
                              investment advice to several customer accounts,
                              foundations, partnerships, trusts, and private
                              investment funds (collectively, the "Funds"). Mr.
                              Gagnon is the managing member and the principal
                              owner of Gagnon Securities LLC. In its role as
                              investment manager to the Funds, Gagnon Securities
                              LLC shares investment and/or voting power with Mr.
(a) Name of Person Filing:    Gagnon with respect to certain securities of the
                              Issuer described in this schedule that are owned
                              by the Funds. Additionally, Mr. Gagnon has sole
                              voting power and sole dispositive power with
                              respect to certain securities of the Issuer, he
                              shares voting power and dispositive power with
                              respect to certain other securities of the Issuer
                              with certain persons, and he shares dispositive
                              power with certain persons but has no voting power
                              with respect to certain other securities of the
                              Issuer. The Reporting Persons expressly disclaim
                              beneficial ownership of all securities held in the
                              Funds' accounts. No single client's interest as
                              reported in the customer accounts at Gagnon
                              Securities LLC exceeds 5% of the outstanding
                              Common Stock of the Issuer. In addition, the
                              filing of this Schedule 13G/A shall not be
                              construed as an admission that the Reporting
                              Persons or any of their affiliates are beneficial
                              owners of any securities covered by this Schedule
                              13G/A for any other purposes than Section 13(d) of
                              the Securities Exchange Act of 1934.



(b) Address of Principal Business Office or, if none, Residence: (b) Address of Principal Business
                                                                     Office or, if none, Residence:

                                   GAGNON SECURITIES LLC: Delaware Limited Liability Company
(c)  Citizenship:                  NEIL GAGNON: USA

(d)  Title of Class of Securities: Common Stock

(e) CUSIP Number: 98414Y109







Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
            240.13d-2(b) or (c), check whether the person filing is a:
        (a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ]  Investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C
                 80a-8).
        (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with
        ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control  person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of  an investment company under section
                3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:          GAGNON SECURITIES LLC:      701,322
                                             NEIL GAGNON:              2,584,829
                                             GAGNON SECURITIES LLC:         3.7%
                                             NEIL GAGNON:                  13.7%

                                            Calculation  of percentage of beneficial
                                            ownership is based on the sum of
     (b) Percent of class:                  (i) 18,376,075 outstanding shares of
                                            Issuer Common Stock set forth on the
                                            Issuer's most recent 10-Q filed on
                                            November 16, 2009; and (ii) 500,000
                                            shares of Issuer's  common  stock  issuable
                                            upon the exercise of warrants
                                            issued to the accounts managed by the Reporting Persons.


(c) Number of shares as to which the person has:
     (i)  Sole power to vote or to direct the vote:            GAGNON SECURITIES LLC: 0
                                                               NEIL GAGNON: 1,372,946

     (ii) Shared power to vote or to direct the vote:          GAGNON SECURITIES LLC: 701,322
                                                               NEIL GAGNON: 1,143,302

     (iii) Sole power to dispose or to direct the              GAGNON SECURITIES LLC: 0
           disposition of:                                     NEIL GAGNON: 1,372,946

     (iv) Shared power to dispose or to direct the             GAGNON SECURITIES LLC:
          701,322 disposition of:                              NEIL GAGNON: 1,211,883

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


Not applicable.
ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The Funds described above in Item 2 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their respective accounts. To the knowledge of the Reporting
Person, the interest in any such Fund does not exceed 5% of the class of securities. The Reporting Person disclaims beneficial ownership of all such securities.

ITEMS 7 - 9      Not Applicable

ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary
  (a) course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 12, 2010
Date

GAGNON SECURITIES LLC

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title


February 12, 2010
Date

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)